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                                                                    EXHIBIT 15.1



To the Board of Directors and Shareowners of The May Department Stores Company


We are aware that The May Department Stores Company has incorporated by reference in this Registration Statement on Form S-4 its Form 10-Q for the quarters ended May 1, 1999, and July 31, 1999, which include our reports dated May 28, 1999, and September 8, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

ARTHUR ANDERSEN LLP


St. Louis, Missouri,
November 24, 1999